UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2009

BANCORP OF NEW JERSEY, INC.
 (Exact name of registrant as specified in its charter)

NEW JERSEY	001-34089	20-8444387
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1365 PALISADE AVENUE FORT LEE, NEW JERSEY	07024
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 944-8600

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	On April 23, 2009, the board of directors of Bancorp of New Jersey, Inc. (the “Company”) appointed Mr. Carmelo Luppino, Jr. as a director of the Company and its subsidiary, Bank of New Jersey (the “Bank”). He was appointed to fill a vacancy in the Company’s class of directors whose terms expire in 2010. He will serve on the loan committee of the board of directors of the Bank. Mr. Luppino was not selected as a director pursuant to any arrangement or understanding between him and any other persons. He is an original shareholder of the Company and the Bank.

As a member of the boards of directors of the Company and the Bank, Mr. Luppino will be entitled to receive compensation in accordance with the director compensation policies in effect from time to time, which, as of the date of this report, include cash fees for attendance at board and committee meetings and eligibility for awards under the Company’s stock option plans.

The Bank has made, and expects to continue to make, loans in the future to Mr. Luppino or his family members, or to firms, corporations, and other entities in which he and his family members maintain interests. None of such loans are, as of the date of this report, or were at December 31, 2008, nonaccrual, past due, restructured or potential problems, and all of such loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank and did not involve more than the normal risk of collectibility or present other unfavorable features.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP OF NEW JERSEY, INC.

Date: April 27, 2009	By: /s/ Michael Lesler
Name: Michael Lesler
Title: Executive Vice President and Chief Financial Officer